Exhibit 10.12
PROGRESS SOFTWARE CORPORATION
2008 FISCAL YEAR DIRECTOR COMPENSATION PROGRAM
(Reflecting amendments thru December 16, 2008)
A.	Amounts of 2008 Fiscal Year Compensation

• Annual Board Retainer:	$275,000

• Audit Committee:	$25,000 for Chair
$20,000 for Members

• Nomination and Governance Committee:	$10,000 for Chair
$7,500 for Members

• Compensation Committee:	$15,000 for Chair
$12,500 for Members

• Special Litigation Committee:	$50,000 for Chair
(while in use)	$45,000 for Members

• Strategic Planning Committee[1]:	$25,000 for Chair
$20,000 for Members

• Board Chairman:	$25,000

Form of Payment:	25% in cash
75% in equity (35% in fully vested deferred stock units and
40% in fully vested options), except that the option portion of the last payment to a director whose directorship terminates for any reason at the end of, or during, a term shall be paid entirely in deferred stock units.

Equity:	The number of option shares is determined by dividing the compensation amount by the grant date Black Scholes value. The number of deferred stock units is determined by dividing the compensation amount by the grant date closing price of the Corporation’s common stock.

Timing:	Annual fiscal year compensation will be paid in two installments, coincident with the April and October dates of the broad-based employee equity grants. The April payment is for service from December 1 through May 31, and the October payment is for service from June 1 through November 30. Amounts paid will be pro-rated for partial year service, with a fractional month of service rounded to a whole month. Accordingly, if a director resigns from the Board, is

[1]	Amended December 2008

removed from the Board by a vote, is removed from the Board due to a change in control, or dies in office, he or she is paid a pro-rated amount for service through date of termination of service. Similarly a director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year compensation. The same proration rule will also apply to any partial year service on any committee.
B.	Initial Director Option Grant

Each newly elected Director shall receive an option to acquire 25,000 shares of the Corporation’s common stock at the first April or October grant date following his or her election to the Board. The vesting is over a 60-month period and begins on the first day of the month following the month the Director joins the Board, with full acceleration upon a change in control. The terms of the option shall be similar to terms of employee options.

C.	Stock Retention Guidelines

All non-employee Directors must hold 10,000 shares of the Corporation’s common stock or deferred stock units. Directors have three years to attain this guideline.

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